EXHIBIT 3
SHEARMAN & STERLING
Counsel for Debtor and Debtor in Possession
599 Lexington Avenue
New York, New York 10022
(212) 848-4000
Douglas P. Bartner (DB-2301)
Andrew V. Tenzer (AT-2263)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

-----------------------------------X
In re:                             :
                                   :        Chapter 11
VERSATEL TELECOM                   :        Case No. 02-13003 (RDD)
INTERNATIONAL N.V.,                :
                                   :
                                   :
                  Debtor.          :
                                   :
-----------------------------------X

              FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER
            SECTION 1129 OF THE BANKRUPTCY CODE AND RULE 3020 OF THE
               BANKRUPTCY RULES CONFIRMING DEBTOR'S FIRST AMENDED
                             PLAN OF REORGANIZATION
                             ----------------------

                                    RECITALS
                                    --------

              A. Versatel Telecom International N.V., the above-captioned debtor and debtor in possession (the "Debtor"), filed the Debtor's First Amended Plan Of Reorganization under Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Plan") and the Debtor's First Amended Disclosure Statement Dated July 26, 2002 (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Disclosure Statement"). All capitalized terms contained and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

              B. On June 19, 2002, the Debtor filed a motion seeking the entry of an order: (i) approving form and manner of notice of the confirmation hearing and approving solicitation packages; (ii) scheduling confirmation hearing; (iii) approving procedures for distribution of solicitation packages; (iv) approving forms of ballots; (v) establishing last date for receipt of ballots; (vi) approving procedures for vote tabulation; (vii) establishing deadline and procedures for filing objections to confirmation of the Plan; and (viii) granting related relief (the "Voting Procedures Motion"). Notice of the hearing to consider confirmation of the Plan and the last day for filing objections to the Plan was sent on or about August 2, 2002, by first class mail, postage prepaid, to all of the Debtor's known creditors, equity security holders, the office of the United States Trustee, the Securities and Exchange Commission, and the District Director of Internal Revenue for the Southern District of New York. Affidavits of service attesting to the fact that such notice was given have been filed with the Bankruptcy Court.

              C. On July 30, 2002, this Bankruptcy Court held a hearing to consider the adequacy of the Disclosure Statement. On July 30, 2002, this Bankruptcy Court entered an order (i) approving form and manner of notice of the confirmation hearing and approving solicitation packages; (ii) scheduling confirmation hearing; (iii) approving procedures for distribution of solicitation packages; (iv) approving forms of ballots; (v) establishing last date for receipt of ballots; (vi) approving procedures for vote tabulation;
(vii) establishing deadline and procedures for filing objections to confirmation of the Plan; and (viii) granting related relief (the "Voting Procedures Order").

              D. On or about August 2, 2002, pursuant to the terms of the Voting Procedures Order, the Debtor caused Solicitation Packages, as defined in the Voting Procedures Order, to be distributed in accordance with the Voting Procedures Order.

              E. On September 4, 2002, the Debtor filed the Affidavit of Thomas
A. Long Certifying the Ballots Accepting or Rejecting the Debtor's First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Voting Report"), attesting to and certifying the method and results of the ballot tabulation for the Classes of Claims and Common Stock Interests (Class 4, Class 5, Class 6, Class 7, Class 8, Class 9 and Class 10) voting to accept or reject the Plan.

              F. The Debtor received no objections to confirmation of the Plan.

              G. On September 4, 2002, the Debtor filed a memorandum of law (the "Confirmation Memorandum") in support of confirmation of the Plan.

              H. The Confirmation Hearing was held on September 5, 2002.

              NOW, THEREFORE, based upon the Bankruptcy Court's review of the Confirmation Memorandum, the affidavits of mailing and affidavits of publication with respect to the Solicitation Procedures, and the Voting Report previously filed with the Bankruptcy Court, and upon (i) all of the evidence proffered or adduced and arguments of counsel made at the Confirmation Hearing and (ii) the entire record of this chapter 11 case (the "Chapter 11 Case"), and after due deliberation thereon and good cause appearing therefor:

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW(1)

              IT IS HEREBY FOUND AND DETERMINED THAT:

              1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C.ss.ss. 157, 1334(a), 1408 and 1409). This Bankruptcy Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C.ss.ss. 157 and 1334. Venue is proper before the Bankruptcy Court pursuant to 28 U.S.C.ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C.ss. 157(b)(2), and this Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

              2. Judicial Notice. This Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Case, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement and the entry of the Voting Procedures Order.

              3. Burden of Proof. The Debtor, as the proponent of the Plan, has the burden of proving by a preponderance of the evidence, that the provisions of section 1129(a) have been satisfied.

-----------------
1 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. See Fed.
     R. Bankr. P. 7052.

              4. Transmittal and Mailing of Materials, Notice. The Solicitation Packages were transmitted and served in compliance with the Voting Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. In addition, the Notice of (I) Approval of First Amended Disclosure Statement, (II) Hearing to Confirm Debtor's First Amended Plan of Reorganization and (III) Establishment of Objection Deadline was published in the The Wall Street Journal, The New York Times, The Financial Times (London edition), two Dutch newspapers of general circulation, Het Parool and Het Financieele Dagblad, and the Luxemburger Wort, not later than 15 days after the entry of the order approving the Disclosure Statement and not less than 20 days before the Confirmation Hearing, in compliance with the Voting Procedures Order and the Bankruptcy Rules, and such publication was adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other dates and hearings described in the Voting Procedures Order was given in compliance with the Bankruptcy Rules and the Voting Procedures Order, and no other or further notice is or shall be required.

              5. Plan Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. ss. 1129(a)(1)). As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

                   (a) Proper Classification of Claims and Common Stock Interests (11 U.S.C. ss.ss. 1122, 1123(a)(1)). Except for Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates ten
(10) Classes of Claims and Common Stock Interests. The Claims or Common Stock Interests placed in each Class are substantially similar to other Claims or Common Stock Interests, as the case may be, in such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Common Stock Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims or Common Stock Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

                   (b) Specification of Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)). The Plan specifies that each of Class 1, Class 2 and Class 3 is not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                   (c) Specification of Treatment of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Section 3.4 of the Plan designates each of Class 4, Class 5, Class 6, Class 7, Class 8, Class 9 and Class 10 as impaired and specifies the treatment of Claims and Common Stock Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                   (d) Equal Treatment Within Classes (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Common Stock Interest in a particular Class unless the holder of a particular Claim or Common Stock Interest in such Class has agreed to a less favorable treatment of its Claim or Common Stock Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                   (e) Implementation of Plan (11 U.S.C. ss. 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan (including, without limitation, Article V of the Plan), thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                   (f) Charter Provisions (11 U.S.C. ss. 1123(a)(6)). No non-voting capital stock shall be issued in conformity of section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

                   (g) Selection of Directors (11 U.S.C. ss. 1123(a)(7)). The effective constitutive documents of the Reorganized Debtor provide that the supervisory board of the Reorganized Debtor will be charged with the supervision of the policy of the management board and the general course of affairs of the corporation and the enterprise associated with it, and that the supervisory board of the Reorganized Debtor will consist of three or more directors. The Articles of Association of the Reorganized Debtor will also provide that the management board of the Reorganized Debtor will consist of one or more directors, such number to be fixed by the supervisory board, and such directors to be appointed by majority vote by the general meeting of shareholders. On the Effective Date, the members of the supervisory board and the management board and the compensation paid to such members, if any, will be the same as those disclosed in the Debtor's First Amended Disclosure Statement dated July 26, 2002. After the Effective Date, the Reorganized Debtor will convene an extraordinary meeting of the shareholders at which the new supervisory board will be appointed. Four directors of the supervisory board are to be designated by the Ad Hoc Committee and no more than three directors of the supervisory board are to be designated by the Reorganized Debtor. The identity of the proposed nominees to the new supervisory board will be disclosed by the Reorganized Debtor no later than fifteen days prior to such extraordinary meeting of shareholders in accordance with the Reorganized Debtor's Articles of Association. Because the Plan provides that, on the Effective Date, New Common Stock will be issued to the Debtor's Noteholders such that, in the aggregate, the Noteholders will acquire control of 80% of the equity of the Reorganized Debtor (subject to further dilution), the foregoing provisions of the Plan for the selection of members of the supervisory board are consistent with the interests of creditors and equity security holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

                   (h) Rule 3016(a) of the Bankruptcy Rules. The Plan is dated and identifies the entity submitting it, thereby satisfying Bankruptcy Rule 3016(a).

              6. Debtor's Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

              (a) the Debtor is a proper debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

              (b) the Debtor has complied with all applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

              (c) the Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Voting Procedures Order in transmitting the Solicitation Packages and in soliciting and tabulating votes on the Plan.

              7. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Case, the negotiation and execution of the Lock-up Agreement, the Supplemental Agreement, the Voting

Agreement and the formulation of the Plan. The Chapter 11 Case was filed, the Lock-up Agreement, the Supplemental Agreement and the Voting Agreement each were negotiated and the Plan was proposed with the legitimate and honest purposes of reorganizing the Debtor and expeditiously making distributions to the Debtor's creditors. Furthermore, the Plan is the product of months of extensive, arm's length negotiations among the Debtor, the Ad Hoc Committee and their respective counsel and financial advisors. The Plan reflects the results of these negotiations and the interests of all of the Holders of Claims and Common Stock Interests.

              8. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). Except as otherwise provided or permitted by the Plan or by order of this Court, any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, this Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

              9. Directors and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. The effective constitutive documents for the Reorganized Debtor provide that the Reorganized Debtor shall have a supervisory board consisting of three or more members and a management board of two or more members. The names and affiliations of each proposed member of the supervisory board and management board of the Reorganized Debtor were disclosed to this Bankruptcy Court in writing at or before the Confirmation Hearing. The appointment to, or continuation in, such office of each member of the supervisory board and management board of the Reorganized Debtor as contemplated by the Plan are consistent with the interests of creditors, equity security holders, and with public policy, thereby satisfying section 1129(a)(5) of the Bankruptcy Code.

              10. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). The Debtor's prices are not subject to governmental regulation. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in the Chapter 11 Case.

              11. Best Interests of Creditors Test (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis contained in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged, and (iii) establish that each holder of a Claim or Common Stock Interest in an impaired Class either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Common Stock Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

              12. Acceptance by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Each Class of Claims or Common Stock Interests either is not impaired under the Plan or has duly accepted the Plan in accordance with section 1126 of the Bankruptcy Code.

              13. Treatment of Priority Claims (11 U.S.C. ss. 1129(a)(9)). The Plan's treatment of Allowed Administrative Claims, Allowed Other Priority Tax Claims and of Allowed Priority Claims in Class 2 satisfies the requirements of sections 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code. The Plan provides for the payment of Allowed Administrative Claims in full in Cash or as otherwise agreed (a) on or as soon as reasonably practicable after the later of the Effective Date or thirty days after the date upon which there is a Final Order allowing such Administrative Claim, or (b) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtor. The Plan provides for the payment in full, in Cash, upon the later of (a) the Effective Date, (b) thirty days after the date upon which there is a Final Order allowing such Allowed Priority Tax Claim,
(c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Case had not been commenced or (d) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor; provided, however, that (i) the Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the Effective Date, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. The Plan provides that each Holder of an Allowed Other Priority Claim in Class 2 shall receive, unless such Holder agrees to different treatment (a) to the extent then due and owing on the Effective Date, payment in the full in Cash or other consideration owing in the amount of its Allowed Other Priority Claim or as otherwise agreed, (b) to the extent not due and owing on the Effective Date, payment in full in Cash or other consideration owing in the amount of its Allowed Other Priority Claim or as otherwise agreed when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof, or (c) such other treatment not constituting impairment of such Allowed Priority Claim.

              14. Acceptance of at Least One Impaired Class (11 U.S.C. ss. 1129(a)(10)). As set forth in the Voting Report, all of the impaired Classes of Claims or Common Stock Interests voting under the Plan have voted to accept the Plan and, to the Debtor's knowledge, they have accepted the Plan in requisite numbers and amounts without the need to include any acceptance of the Plan by any insider.

              15. Feasibility (11 U.S.C. ss. 1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. The Plan presents a workable scheme of reorganization and there is a reasonable probability that the provisions of the Plan will be performed. The Plan is found and determined to be feasible.

              16. Payment of Certain Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable on or before the Effective Date under 28 U.S.C. ss. 1930 either have been paid or will be paid on the Effective Date pursuant to Section 2.1 of the Plan. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

              17. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). The Debtor does not provide any retiree benefits, as such term is defined in section 1114 of the Bankruptcy Code. Thus, the Plan satisfies section 1129(a)(13) of the Bankruptcy Code.

              18. Principal Purpose. The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act of 1933 (15 U.S.C. ss. 77e et seq.), and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

              19. Modifications to Plan. The modification to the Plan set forth in decretal paragraph 39 hereof does not materially or adversely affect or change the treatment of any Claim or Common Stock Interest. Accordingly, pursuant to Rule 3019 of the Bankruptcy Rules, this modification does not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code (except as have been obtained in writing), nor does it require that holders of Claims or Common Stock Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court.

              20. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based upon the record before the Bankruptcy Court, the Debtor and its agents have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in Article X of the Plan.

              21. Tax Provisions. The (i) issuance and transfer of the Common Stock and Warrants of the Reorganized Debtor, (ii) execution, delivery, filing or recording of any mortgage, deed of trust, leasehold mortgage, financing statement or other security interest or other instrument in connection with the Plan and (iii) making, execution, delivery, filing or recording of any agreement or instrument in furtherance of, or in connection with, the Plan, are "under a plan", as such phrase is used in section 1146(c) of the Bankruptcy Code, and are not be subject to any stamp tax or similar tax.

              22. Exemption from Securities Laws. The Reorganized Debtor is a debtor and a successor to the Debtor under the Plan within the meaning of
Section 1145(a) of the Bankruptcy Code and the Common Stock is being issued to the Holders of Allowed Claims in Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 and the

Warrants are being issued to the Holders of Allowed Claims in Class 10 in exchange for such Holder's Claims against the Debtor pursuant to Section 1145(a)(1)(A) of the Bankruptcy Code.

              23. Rule 9019(a) Settlement. The Plan is a settlement between and among the Debtor and its creditors of all claims and litigation, pending or threatened, or that was or could have been commenced prior to the date of entry of this Confirmation Order. Such settlement, as reflected in the relative distributions and recoveries of Holders of Claims and Common Stock Interests under the Plan, (a) will save the Debtor and its estate the costs and expenses of prosecuting various disputes, the outcome of which is likely to consume substantial resources of the Debtor's estate and require substantial time to adjudicate, and (b) have facilitated the creation and implementation of the Plan and benefits the Debtor's estate and creditors. Accordingly, such settlement is fair and reasonable and is approved in all respects pursuant to Bankruptcy Rule 9019(a).

              24. Satisfaction of Confirmation Requirements. The Plan satisfies all the requirements for confirmation set forth in section 1129(a) of the Bankruptcy Code.

              25. Conditions to Confirmation. This Confirmation Order shall satisfy the requirements of Section 9.1 of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Voting Agreement Group.

              26. Releases. The record of the Confirmation Hearing and the Chapter 11 Case is sufficient to support the releases provided for in Section
10.3 of the Plan.

              27. Retention of Jurisdiction. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and decretal paragraph 49 below.

                                    DECREES

              NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

              28. Confirmation. The Plan (as modified by the modification set forth in paragraph 39 hereof) is confirmed under section 1129 of the Bankruptcy Code.

              29. Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

              30. Plan Classification Controlling. The classification of Claims and Common Stock Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth in the Plan or on the Ballots tendered to or returned by the Debtor's creditors in connection with voting on the Plan
(i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan and (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount or classification of such Claims or Common Stock Interests under the Plan for distribution purposes.

              31. Discharge of Debtors. Except as otherwise expressly provided in the Plan or the Confirmation Order, as of the Effective Date the Debtor shall be discharged and released forthwith from, and this Confirmation Order shall operate as an injunction against the commencement or continuation of any action, the employment of process, or any act to collect, recover or offset, any Claim (including any claim for contribution or indemnity relating thereto) and any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) and any Common Stock Interest (or Claims or debt related thereto) from or against the Debtor or the Reorganized Debtor as the successor to the Debtor and, to the extent provided for or authorized by sections 524 and 1141 of the Bankruptcy Code, the Debtor's and the Reorganized Debtor's liability in respect thereof shall be extinguished completely, whether or not such liability has been reduced to judgment or not, is liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or arises from any agreement of the Debtor entered into or obligation of any kind of the Debtor or its predecessors in interest incurred before the Confirmation Date, or from any conduct of the Debtor or its predecessors in interest incurred before the Confirmation Date, or from any conduct of the Debtor occurring prior to the Confirmation Date or that otherwise arose before the Confirmation Date (including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the Chapter 11
Case), and the Debtor and the Reorganized Debtor shall be discharged from any such liability that is of a kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is Allowed under section 502 of the Bankruptcy Code, or the Holder of such Claim has accepted the Plan; provided, however, that the foregoing shall not release and discharge the Debtor from its obligations under the Plan.

              32. Limitation of Liability. None of the Debtor, the Reorganized Debtor, the Disbursing Agents, the Indenture Trustees, the members of the Ad Hoc Committee and the members of the Voting Agreement Group, nor any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) shall have or incur any liability to any Holder of any Claim or Common Stock Interest for any act or omission in connection with, or arising out of the Debtor's restructuring, the Plan, the Chapter 11 Case, the Disclosure Statement, the Plan Documents, the Lock-up Agreement, the Supplemental Agreement, the Voting Agreement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except in each case where such liability is determined to have arisen as a result of such entity's willful misconduct or gross negligence, as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Dutch Plan.

              33. Cancellation and Surrender of Instruments, Securities, and Other Documentation. On the Effective Date, all the Notes and any other rights arising from any of the Notes shall be deemed canceled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any Person. The Holders of instruments, securities and other documentation evidencing such canceled Notes shall have no rights arising from or relating to such instruments, securities or other documentation or the cancellation thereof, except the rights provided pursuant to the Plan.

              34. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding on (i) the Debtor, (ii) the Reorganized Debtor, (iii) all Holders of Claims against and Common Stock Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such Holders accepted the Plan, and (iv) each person acquiring property under the Plan.

              35. Revesting of Assets. Except as otherwise expressly provided in the Plan or this Confirmation Order, on the Effective Date, the Reorganized Debtor shall be vested with all assets of the Debtor free and clear of all Claims, Liens, charges, or other encumbrances and interests of creditors and equity security holders arising prior to the Effective Date. The Reorganized Debtor shall continue to exist after the Effective Date and operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Bankruptcy Court, subject only to the terms and conditions of the Plan, the Dutch Plan and this Confirmation Order.

              36. Injunction. Except as otherwise provided in the Plan, (a) all Entities who have held, hold or may hold Claims against or Common Stock Interests in the Debtor are, with respect to those Claims and Common Stock Interests, permanently enjoined, on and after the Effective Date, from (i) asserting, commencing or continuing in any manner any action against the Debtor or Reorganized Debtor, any action against any of the assets of the Debtor or Reorganized Debtor, and any other or further Claim based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, (ii) the enforcement, attachment, collection or recovery, by any manner or means of any judgment, award or decree or order against the Debtor or Reorganized Debtor, (iii) creating, perfecting or enforcing any Lien of any kind against the Debtor or Reorganized Debtor, (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtor or Reorganized Debtor, and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; (b) all Entities including, without limitation, all Holders of Claims or Common Stock Interests, regardless of whether they accept the Plan, are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Common Stock Interest, interest, obligation, debt, right, remedy or liability released or to be released pursuant to Article X of the Plan or limited by the exculpation provisions of Section 10.5 of the Plan (to the extent of such limitation); and (c) unless otherwise provided herein or in the Plan, all other injunctions or stays provided for in the Chapter 11 Case (but not provided for in the Plan) pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

              37. Continuation of Automatic Stay. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of the Bankruptcy

Court, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through and including the Effective Date.

              38. Assumed Contracts and Leases. Other than executory contracts and unexpired leases which (i) have been rejected prior to, or are the subject of a motion to reject pending on, the Effective Date, (ii) are rejected pursuant to the Plan, including but not limited to the Corporate Indemnities, (iii) are identified on a list filed with the Bankruptcy Court before the confirmation hearing as to be rejected (iv) have expired or are rejected pursuant to the terms of the Plan, or (v) are terminated pursuant to their own terms during the pendency of the Chapter 11 Case, all of the executory contracts and unexpired leases that exist between the Debtor and any Person are specifically assumed as of the Effective Date pursuant to the Plan. The Reorganized Debtor, except as otherwise agreed by the parties or ordered by the Bankruptcy Court, will cure any and all undisputed defaults within 30 days of the Effective Date under any executory contract or unexpired lease or employment agreement assumed pursuant to the Plan. All disputed defaults that are required to be cured shall be cured by the Reorganized Debtor either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor's or the Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

              39. Modifications To Plan. At the request of its proponents, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code as follows:

              (a) Section 9.3 is hereby modified to include, after the phrase "comsummate the Plan," the following: "provided, however that the condition set forth in

Section 9.2(c) of the Plan may not be waived without the consent of the Ad Hoc Committee and the Indenture Trustees."

The Plan and the modification set forth above together constitute the Plan.

              40. General Authorizations; Plan Modifications. Pursuant to
section 1142(b) of the Bankruptcy Code, (i) the Debtor, (ii) the Reorganized Debtor, and (iii) all other necessary parties are authorized and empowered to
(x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan (including, without limitation, arising under or in connection with the Lock-up Agreement, the Supplemental Agreement and the Voting Agreement). After entry of this Confirmation Order, the Debtor and the Reorganized Debtor, as the case may be, and after the Effective Date only the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, provided that any such alteration, amendment or modification does not materially adversely change the treatment of any creditor who has not accepted in writing such alteration, amendment or modification.

              41. Authorizations Under Applicable Law. Subject to the requirements of the Dutch Plan and Netherlands law, the Debtor and the Reorganized Debtor are authorized, empowered, and directed pursuant to sections 105 and 1123(a)(5) of the

Bankruptcy Code and, as applicable, the general corporation law of The Netherlands, to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the supervisory board or management board or stockholders of the Debtor or Reorganized Debtor, including, without limitation:

              (a) to reconstitute the supervisory board and management board of the Reorganized Debtor;

              (b) to amend the Articles of Association of the Reorganized Debtor; and

              (c) to authorize the appropriate directors and officers of the Reorganized Debtor to execute any documents, instruments or agreements necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan (each, a "Plan Document").

              42. Authorization to Take Acts Upon the Effective Date. The Debtor hereby is authorized and directed to take such actions and perform such acts as may be necessary or appropriate in connection with the issuance of the Jacmel Shares as soon as possible after the Effective Date, and all agreements, documents and instruments related thereto (and exhibits, schedules and annexes thereto) and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The Debtor hereby is authorized and directed to take such actions and perform such acts as may be necessary or appropriate in connection with the issuance of the GE Capital Senior Secured Facility as of the Effective Date, and all agreements, documents and instruments related thereto (and exhibits, schedules and annexes thereto) and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. As of the Effective Date, the Debtor hereby is authorized and directed to take such actions and perform such acts as may be necessary or appropriate in connection with the issuance of the GE Capital Warrants, and all agreements, documents and instruments related thereto (and exhibits, schedules and annexes thereto) and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

              43. Issuance of Shares. Notwithstanding anything to the contrary in the Plan, the Reorganized Debtor hereby is permitted to issue that amount of New Common Stock necessary to effectuate the nonissuance of fractional shares as set forth in Section 7.9 of the Plan.

              44. Exemption from Certain Taxes. Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any Lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax.

              45. Exemption from Securities Laws. Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for the offer or sale of a security or registration or licensing of an issuer, or underwriter of, or broker or dealer in, or a security. Without limiting the foregoing, the offer, issuance, transfer or exchange of Common Stock to, and the Notes from, the Holders of Allowed Claims in the following
Classes: (a) Class 4 - 13 1/4% High Yield Note Claims; (b) Class 5 - 11 7/8% U.S. Dollar High Yield Note Claims; (c) Class 6 - 11 7/8% Euro High Yield Note Claims; (d) Class 7 - 11 1/4% High Yield Note Claims; (e) Class 8 - 2004 Convertible Note Claims; and (f) Class 9 - 2005 Convertible Note Claims, and the offer, issuance, transfer or exchange of Warrants to the Holders of Allowed Claims in Class 10--Common Stock Interests shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for the offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, or a security.

              46. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy
Code (i) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is not later than thirty (30) days after the Effective Date and (ii) if granted, such an award by the Bankruptcy Court shall be paid in full in such amounts as are awarded by the Bankruptcy Court by the Reorganized Debtor (y) on or as soon as reasonably practical after the later of the Effective Date or thirty (30) days after the date upon which there is a Final Order allowing such Administration Claim, or the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable or (z) upon such other terms as may be agreed upon between such Holder of an Administrative Claim and the Reorganized Debtor.

              47. Payment of Fees. All fees payable by the Debtor on or before the Effective Date pursuant to 28 U.S.C. ss. 1930 shall be paid by the Debtor on or before the Effective Date and all such fees payable thereafter shall be paid by the Reorganized Debtor.

              48. Failure to Consummate Plan. If the Effective Date does not occur on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtor to the Bankruptcy Court: (i) this Confirmation Order shall be vacated, (ii) no Distributions under the Plan shall be made, (iii) the Debtor and all Holders of Claims and Common Stock Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtor's obligations with respect to the Claims and Common Stock Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Common Stock Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

              49. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Bankruptcy Court, except as otherwise provided herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan as set forth in
Article XI of the Plan and to the fullest extent permitted by law.

              50. Execution By Third Parties. Each and every federal, state and local governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in county and state offices where the Certificates of Incorporation or any other Plan Document may need to be filed in order to effectuate the Plan.

              51. Notice of Entry of Confirmation Order. On the third (3rd) day following entry of the Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Rules 2002(f)(7), 2002(k) and 3020(c) of the Bankruptcy Rules on all creditors and equity security holders, the Ad Hoc Committee and other parties in interest, by causing a notice of entry of the Confirmation Order to be delivered to such parties by first class mail, postage prepaid.

              52. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety.

              53. Confirmation Order Controlling. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

              54. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor's receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all Plan Documents or any amendments or modifications thereto.

              55. Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and the Plan Documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

              56. Release of Liens; Preservation of Certain Liens of Prepetition Agent. Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against property of the Debtor's estates shall be released, and all right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests shall revert to the Reorganized Debtor and its successor's and assign's estate.

              57. Rule 9019(a) Settlement. The Plan is a settlement between and among the Debtor and its creditors of all claims and litigation, pending or threatened, or that was or could have been commenced prior to the date of entry of this Confirmation Order. Such settlement, as reflected in the relative distributions and recoveries of Holders of Claims and Common Stock Interests under the Plan, is fair and reasonable and is accordingly approved in all respects pursuant to Bankruptcy Rule 9019(a). This Bankruptcy Court has found the settlements embodied in the Plan will save the Debtor and its estate the costs and expenses of prosecuting various disputes, the outcome of which is likely to consume substantial resources of the Debtor's estate and require substantial time to adjudicate. The Bankruptcy Court has also found that the settlements have facilitated the creation and implementation of the Plan and benefits the creditors of the Debtor.

              58. Effect of Order. Notwithstanding Bankruptcy Rules 3020(e), 6004(g) and 6006(d), or any other provision of the Bankruptcy Code or the Bankruptcy Rules, this Confirmation Order shall be effective immediately upon its entry. This Confirmation Order is and shall be deemed to be a separate order with respect to the Debtor for all purposes.

              59. Substantial Consummation. Substantial consummation of the Plan shall be deemed to occur on the Effective Date.

Dated:     New York, New York
           September 5, 2002


                                        /s/ Robert D. Drain
                                        ----------------------------------------
                                        Honorable Robert D. Drain
                                        United States Bankruptcy Judge